UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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Trans World Entertainment Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TRANS WORLD ENTERTAINMENT CORPORATION
38 Corporate Circle
Albany, New York 12203
(518) 452-1242

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date and Time	Tuesday, July 1, 2008, at 10:00 A.M., EDT

Place	Albany Country Club
300 Wormer Road
Voorheesville, New York 12186

Items of Business	(1) To elect two Directors to serve three year terms and until their successorsare chosen and qualified.

(2) To transact such other business as may properly come before the meetingor any adjournment or adjournments thereof.

Record Date	Shareholders of record as of May 15, 2008 are eligible to vote.

Proxy Voting	A proxy and return envelope, requiring no postage if mailed in the UnitedStates, are enclosed for your convenience. Please complete and return yourproxy card as promptly as possible. All shareholders are cordially invited toattend the Annual Meeting. Whether or not you plan to attend the meeting,your vote is important. Prompt return of the proxy will assure a quorum andsave the Company expense.

By order of the Board of Directors,

John J. Sullivan,
Secretary

June 3, 2008

TRANS WORLD ENTERTAINMENT CORPORATION
38 Corporate Circle
Albany, New York 12203
(518) 452-1242
________________

PROXY STATEMENT

     This Proxy Statement is furnished to the shareholders of Trans World Entertainment Corporation, a New York corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareholders of the Company to be held on July 1, 2008, and any adjournment or adjournments thereof. A copy of the notice of meeting accompanies this Proxy Statement. It is anticipated that the mailing of this Proxy Statement and the form of proxy/voting instruction card will commence on June 3, 2008.

VOTING SECURITIES

     The Company has only one class of voting securities, its common stock, par value $.01 per share (the “Common Stock”). On May 15, 2008, the record date, 31,197,419 shares of Common Stock were outstanding. Each shareholder of record at the close of business on the record date will be entitled to one vote for each share of Common Stock owned on that date as to each matter presented at the meeting.

QUORUM AND TABULATION OF VOTES

     The By-Laws of the Company provide that a majority of the shares of Common Stock issued and outstanding and entitled to vote, present in person or by proxy, shall constitute a quorum at the Annual Meeting of Shareholders of the Company. Votes at the Annual Meeting will be tabulated by an inspector from BNY Mellon Shareowner Services appointed by the Company. Shares of Common Stock represented by a properly signed and returned proxy are considered as present at the Annual Meeting for purposes of determining a quorum.

     Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from the owners. If specific instructions are not received, however, brokers may vote these shares in their discretion, depending upon the type of proposal involved.

     Pursuant to the Company’s By-Laws, Directors of the Company will be elected by a favorable vote of a plurality of the shares of Common Stock present and entitled to vote, in person or by proxy, at the Annual Meeting.

     Under New York law, abstentions and broker non-votes will have no effect on the outcome of the election of Directors at the Annual Meeting. Brokers have discretionary authority to vote on the election of Directors. If a properly signed proxy form is returned to the Company by a shareholder of record and is not marked, it will be voted “FOR” the proposal set forth herein as Item 1. The enclosed proxy may be revoked by a shareholder at any time before it is voted by the submission of a written revocation to the Company, by the submission of a new proxy to the Company, or by attending and voting in person at the Annual Meeting.

PRINCIPAL SHAREHOLDERS

     The only persons known to the Board of Directors to be the beneficial owners of more than five percent of the outstanding shares of the Common Stock as of May 15, 2008, the record date, are indicated below:

	Amount and Nature of
Name and Address of Beneficial Owner	Beneficial Ownership		Percent of Class

Robert J. Higgins	16,239,263	(1)	52.1%
38 Corporate Circle
Albany, New York 12203

Riley Investment Management, LLC	3,725,916	(2)	11.9%
11100 Santa Monica Blvd., Suite 810
Los Angeles, CA 90025

Lloyd I. Miller, III	3,389,146	(3)	10.9%
4550 Gordon Drive
Naples, Florida 34102

Dimensional Fund Advisors Inc.	2,718,358	(4)	8.7%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401

Sherwood Investments Overseas Limited	1,961,900	(5)	6.3%
13613 Honeycomb Road
Groveland, FL 34736

ABN AMRO Holding N.V.	1,618,000	(6)	5.2%
Gustav Mahlerlaan 10
1082 PP
Amsterdam, Netherlands

(1)	Information is as of May 15, 2008, as provided by the holder. Includes 3,775,000 shares that may be acquired within 60 days of May 15, 2008, 50,550 shares owned by the wife of Robert J. Higgins and 137,500 shares owned by a foundation controlled by Robert J. Higgins, and excludes 767,761 shares owned by certain other family members of Robert J. Higgins who do not share his residence. Mr. Higgins disclaims beneficial ownership with respect to those shares owned by family members other than his wife.

(2)	Based on Form 4, filed May 12, 2008, by Riley Investment Management, LLC.

(3)	Based on Form 13G/A, filed May 16, 2008, by Lloyd Miller, III.

(4)	Based on Form 13G, filed February 6, 2008, by Dimensional Fund Advisors Inc.

(5)	Based on Form 13D, filed December 14, 2007, by Sherwood Investments Overseas Limited.

(6)	Based in Form 13G filed February 28, 2008, by ABN AMRO Holding N.V.

     Mr. Higgins, who beneficially owns 16,239,263 shares of Common Stock as of the record date (approximately 52.1% of all outstanding shares), has advised the Company that he presently intends to vote all of his shares for the election of the nominees for Director named under “Item 1—ELECTION OF DIRECTORS.”

MATTERS TO BE PRESENTED TO THE STOCKHOLDERS
AT THE 2008 ANNUAL MEETING

Item 1. Election of Directors

     The Board of Directors currently intends to present to the meeting the election of two Class II Directors, each to hold office (subject to the Company’s By-Laws) until the 2011 Annual Meeting of Shareholders and until his or her respective successor has been elected and qualified Director of the Company will be elected by a plurality vote of the outstanding shares of Common Stock present and entitled to vote at the meeting. Mr. Brewer, currently a Class II Director, has advised the Company that he will not run for reelection to the Board of Directors on July 1, 2008, the end of his current term.

     If any nominee listed below should become unavailable for any reason, which management does not anticipate, the proxy will be voted for any substitute nominee or nominees who may be selected by the Nominating and Corporate Governance Committee of the Board prior to or at the meeting or if no substitute is selected prior to or at the meeting, for a motion to reduce the membership of the Board to the number of nominees available. The information concerning the nominees and their security holdings has been furnished by them to the Company.

Nominees for Election as Directors

     Martin E. Hanaka has served as Chairman of Golfsmith International Holdings (NASDAQ: Golf) since April 2007 and interim Chief Executive Officer since January 2008. He also has served as Chairman Emeritus of the Board of The Sports Authority, Inc. since June 2004. Mr. Hanaka was the Chairman of the Board of The Sports Authority from November 1999 until June 2004 and was its Chief Executive Officer from September 1998 until August 2003. Mr. Hanaka joined The Sports Authority’s Board of Directors in February 1998. From August 1994 until October 1997, Mr. Hanaka served as President and Chief Operating Officer of Staples, Inc., an office supply superstore retailer. Mr. Hanaka also serves on the Board of Governors of the Boys and Girls Club of America.

     Isaac Kaufman, a Certified Public Accountant, has been Chief Financial Officer and Senior Vice President of Advanced Medical Management Inc., a manager of medical practices and an outpatient surgical center, since September 1998. Mr. Kaufman serves as a Director of Kindred Healthcare, Inc. (operates nursing centers and long-term acute care hospitals) and Hanger Orthopedics (operates Orthotics and Prosthesis patient care centers).

Continuing Class III Directors (terms expiring in 2009)

     Lori J. Schafer currently serves as Executive Advisor of the Global Retail Practice of SAS Institute, Inc., a provider of business intelligence software and analytics. From October 2003 to September 2007, Ms. Schafer served as Vice President, Global Retail Practice for SAS. Ms. Schafer had served as Chairman, President and Chief Executive Officer of Marketmax, Inc., a merchandise intelligence software company, from October 1996 to October 2003, when Marketmax was acquired by SAS. Prior to October 1996, Ms. Schafer held various positions at The Procter & Gamble Company, a New York Stock Exchange traded provider of consumer products. Ms. Schafer is also a Director at A.C. Moore Arts and Crafts, Inc and eFashion Solutions, LLC, a private business intelligence software provider, and Tradestone Software, Inc., a private retail software provider.

     Michael B. Solow is the Managing Partner of the Chicago office of Kaye Scholer LLP, an international law firm based out of New York City, where he has practiced since January 2001 and is currently a member of the firm’s Executive Committee and Co-Chairman of the Corporate Restructuring Practice Group. Prior to joining Kaye Scholer LLP, Mr. Solow was a Partner and Practice Manager for the Financial Services Practice at Hopkins & Sutter, a Chicago, Illinois law firm. Mr. Solow is also a member of the Board of Directors for Christen Residential Trust, Inc. and has previously served on other corporate boards, including Camelot Music, Inc.

     Edmond S. Thomas has been President and Chief Executive Officer of The Wet Seal, Inc. since October 2007. From 2005 to October 2007, Mr. Thomas served as President and Co-Chief Executive Officer of Tilly’s Inc., a privately owned company that sells action sports related apparel, footwear and accessories. Mr. Thomas was previously President and Chief Operating Officer of Wet Seal from 1992 to 2000. Mr. Thomas is currently the managing partner of The Evans Thomas Company, LLC, which is the general partner of AXIS Capital Fund I, LP, which provides advisory services for retail, catalog, and consumer goods companies along with investment in emerging growth retail companies. Mr. Thomas serves on the boards of directors of Directed Electronics Inc., a designer and marketer of electronics products, Comark, Inc., a private Canadian specialty retailer of apparel and Wet Seal, Inc.

Continuing Class I Directors (terms expiring in 2010)

     Robert J. Higgins, Chairman of the Board, founded the Company in 1972, and he has participated in its operations since 1973. Mr. Higgins has served as Chairman and Chief Executive Officer of the Company for more than the past five years. He is also the Company’s principal shareholder. See “PRINCIPAL SHAREHOLDERS.”

     Mark A. Cohen has been a Professor at Columbia University Graduate School of Business since April of 2006. Prior to his Professorship, Mr. Cohen was the Chairman and Chief Executive Officer of Sears Canada Inc. from January 2001 to August 2004. Mr. Cohen joined Sears, Roebuck and Company as Senior Vice President, Merchandising in 1998. From December 1998 until August 1999 he served as Executive Vice President, Marketing before being promoted to Chief Marketing Officer and President, Softlines. Prior to joining Sears, Mr. Cohen held various positions at other retailers, including Bradlee’s Department Stores, Federated Department Stores, Dayton Hudson Corporation, Gap Stores and Lord & Taylor.

     Dr. Joseph G. Morone has been the President and CEO of Albany International Corp since January 2006 and President since August 2005. From August 1997 to July 2005 he was the President of Bentley College. Previously, Dr. Morone was the Dean of Rensselaer Polytechnic Institute’s Lally School of Management and Technology from July 1993 to July 1997. Prior to his appointment as dean, Dr. Morone held the Andersen Consulting Professorship of Management and was Director of the School of Management’s Center for Science and Technology Policy. Before joining the School of Management in 1988, Dr. Morone was a senior associate for the Keyworth Company, a consulting firm specializing in technology management and science policy. Dr. Morone also served in the White House Office of Science and Technology Policy and spent seven years at General Electric Company’s Corporate Research and Development. Dr. Morone also serves on the Board of Directors of Albany International Corp.

EQUITY OWNERSHIP BY DIRECTORS
AND EXECUTIVE OFFICERS

     The following table sets forth the beneficial ownership of Common Stock as of May 15, 2008, by each Director and named executive officer of the Company and all Directors and executive officers as a group. All shares listed in the table are owned directly by the named individuals unless otherwise indicated therein. The Company believes that the beneficial owners have sole voting and investment power over their shares, except as otherwise stated or as to shares owned by spouses.

			Year First		Shares that
			Elected as		may be acquired	Total Shares	Percent
	Positions With		Director/	Direct	within 60 days	Beneficially	of
Name	the Company	Age	Officer	Ownership	of May 15, 2008	Owned	Class
Robert J. Higgins	Chairman of the Board and	67	1973	12,464,263 (1)	3,775,000	16,239,263	52.1%
	Chief Executive Officer
Brett Brewer	Director	35	2007	—	3,750	3,750	*
Mark A. Cohen	Director	59	2003	—	28,346	28,346	*
Martin E. Hanaka	Director	59	1998	9,698	65,939	75,637	*
Isaac Kaufman	Director	61	1991	34,500	37,346	71,846	*
Dr. Joseph G. Morone	Director	55	1997	25,154	14,586	39,740	*
Lori Schafer	Director	45	2005	—	11,250	11,250	*
Michael B. Solow	Director	48	1999	37,544	35,077	72,621	*
Edmond Thomas	Director	54	2003	—	28,346	28,346	*
James A. Litwak	President – COO	54	2005	8,745	100,000	108,745	*
Bruce J. Eisenberg	Executive Vice President -	48	1995	19,924	495,000	514,924	1.7%
	Real Estate
John J. Sullivan	Executive Vice President -	55	1995	114,583	495,000	609,583	2.0%
	Chief Financial Officer
	and Secretary
All Directors and
Officers as a group (12 persons)				12,714,411	5,089,640	17,804,051	57.1%

* Less than 1% of issued and outstanding common shares

(1)	Includes 3,775,000 shares that may be acquired within 60 days of May 15, 2008, 50,550 shares owned by the wife of Robert J. Higgins and 137,500 shares owned by a foundation controlled by Robert J. Higgins, and excludes 767,761 shares owned by certain other family members of Robert J. Higgins who do not share his residence. Mr. Higgins disclaims beneficial ownership with respect to those shares owned by family members other than his wife.

CORPORATE GOVERNANCE

The Board of Directors

   Meetings and Attendance

     The Board of Directors held 18 meetings during the 2007 fiscal year. All of the Directors attended greater than 75% of the aggregate of: (i) the total number of meetings of the Board of Directors, and (ii) the total number of meetings held by all committees of the Board on which such Director served.

   Guidelines for Evaluating Independence of Directors

     A majority of the Board are independent directors in accordance with the standards of the NASDAQ Stock Market and as described below. The Nomination and Governance Committee as well as the Board annually reviews relationships that Directors may have with the Company to make a determination of whether there are any material relationships that would preclude a Director being independent.

     The standards relied upon by the Board in affirmatively determining whether a director is “independent,” in compliance with the rules of the NASDAQ Stock Market, are comprised, in part, of those objective standards set forth in the NASDAQ rules. The Board is responsible for ensuring that independent directors do not have a material relationship with the Company or its affiliates or any executive officer of the Company or his or her affiliates. These guidelines are consistent with the independence requirements of the NASDAQ listing standards.

   Presiding Director

     The non-management directors annually elect one independent director to be the Presiding Director. Mr. Hanaka currently serves as the Presiding Director. The Presiding Director’s responsibilities are to:

  Preside over executive sessions of the non-management directors and at all meetings at which the Chairman is not present;

  Call meetings of the non-management directors as he or she deems necessary;

  Serve as liaison between the Chairman and the non-management directors;

  Approve agendas and schedules for Board meetings;

  Advise the Chairman of the Board’s informational needs;

  Communicate goals and objectives to the Chairman and Chief Executive Officer and the results of the evaluation of his performance; and

  Be available for consultation and communication if requested by major stockholders.

Committees of the Board of Directors

   The Audit Committee

     The Board of Directors has an Audit Committee whose members during the 2007 fiscal year were: Isaac Kaufman (Chairman), Lori Schafer and Edmond Thomas. These Directors are, in the opinion of the Board of Directors, “independent” (as defined under the standards of the NASDAQ Stock Market) of management and free of any relationship that would interfere with their exercise of independent judgment as members of the Audit Committee. The Board of Directors has determined that Isaac Kaufman and Edmond Thomas are both independent and qualified as Audit Committee financial experts as such term is defined under the rules and regulations promulgated by the Securities and Exchange Commission and applicable to this Proxy Statement. The Audit Committee held five meetings during the 2007 fiscal year. The Audit Committee’s responsibilities consist of recommending the selection of independent accountants, reviewing the scope of the audit conducted by such accountants, as well as the audit itself, and reviewing the Company’s audit activities and activities and matters concerning financial reporting, accounting and audit procedures, related party transactions and policies generally. The Board of

Directors has adopted a written charter for the Audit Committee, a copy of which is attached as Exhibit A to the 2007 Proxy.

   The Compensation Committee

     The Board of Directors has a Compensation Committee, consisting solely of independent Directors, whose members during the 2007 fiscal year were: Mark A. Cohen (Chairman), Martin E. Hanaka, and Isaac Kaufman. The Compensation Committee held four meetings during the 2007 fiscal year. The Compensation Committee formulates and gives effect to policies concerning salary, compensation, stock options and other matters concerning employment with the Company. The processes and procedures used for the consideration and determination of executive compensation are described in the section of this Proxy captioned “Compensation Discussion and Analysis.” The Board of Directors has adopted a written charter for the Compensation Committee, a copy of which is attached as Exhibit B to the 2007 Proxy. A copy of the report of the compensation committee is on page 10 of this Proxy.

   The Nominating and Governance Committee

     The Board of Directors has a Nominating and Corporate Governance Committee, consisting of independent Directors, whose members during the 2007 fiscal year were: Martin E. Hanaka (Chairman), Brett Brewer, Mark A. Cohen, Isaac Kaufman, Dr. Joseph G. Morone, Lori Schafer, Michael B. Solow and Edmond Thomas. The Nominating and Corporate Governance Committee held three meetings during the 2007 fiscal year. The Nominating Committee develops qualification criteria for Board members; interviews and screens individuals qualified to become Board members in order to make recommendations to the Board; and oversees the evaluation of executive management. The Committee seeks to select a Board that is strong in its collective knowledge of and diversity of skills and experience concerning retail operations, accounting and finance, management and leadership, vision and strategy, risk assessment and corporate governance. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, a copy of which is attached as Exhibit C to the 2007 Proxy.

     The Nominating and Corporate Governance Committee will consider nominations submitted by Shareholders. To recommend a nominee, a Shareholder should write to the Company’s Secretary. To be considered by the Nominating and Corporate Governance Committee for nomination and inclusion in the Company’s Proxy Statement for its 2009 Annual Meeting of Shareholders, a Shareholder recommendation for a Director must be received by the Company’s Secretary no later than January 15, 2009. Any recommendation must include (i) the name and address of the candidate, (ii) a brief biographical description, including his or her occupation for at least the last five years, and a statement of the qualifications of the candidate, taking into account the qualification requirements summarized above, and (iii) the candidate’s signed consent to be named in the Proxy Statement and to serve as a Director if elected. The Committee may seek additional biographical and background information from any candidate that must be received on a timely basis to be considered by the Nominating and Corporate Governance Committee.

     The process followed by the Nominating and Corporate Governance Committee to identify and evaluate candidates includes requests to Board members and others for recommendations, including a search firm or outside consultant, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the Board. Assuming the appropriate biographical and background material is provided for candidates submitted by Shareholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members. The Nominating and Corporate Governance Committee did not receive any nominations from Shareholders for the 2008 Annual Meeting.

   The Special Committee

     In addition to the three standing committees mentioned above, the Board convened a special committee to explore strategic alternatives for the Company. This committee is comprised of Mr. Hanaka, Mr. Kaufman and Mr. Solow. The Special Committee held 36 meetings during the 2007 fiscal year. Special Committee members are paid an annual retainer of $80,000.

Communications with the Board of Directors

     The Board has established a process for Shareholders to communicate with members of the Board. The Chairman of the Nominating and Corporate Governance Committee, with the assistance of the Company’s Secretary, will be primarily responsible for monitoring communications from Shareholders and providing copies or summaries of such communications to the other Directors, as he or she considers appropriate. Communications will be forwarded to all Directors if they relate to appropriate matters and may include suggestions or comments from the Chairman of the Nominating and Corporate Governance Committee. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to personal grievances and matters as to which the Company tends to receive repetitive or duplicative communications. Shareholders who wish to send communications to the Board may do so by writing to:

Martin Hanaka
Chairman of the Nominating and Corporate Governance Committee
c/o the Company’s Secretary
Trans World Entertainment Corporation
38 Corporate Circle
Albany, New York 12203

Compensation of Directors

	Fees Earned		Option	Change in	All Other	Total
	or Paid in	Stock Awards	Awards	Pension	Compensation	Compensation
Name	Cash ($)	($)	($)	Value ($)	($)	($)
Robert J. Higgins*	—	—	—	—	—	—
Brett Brewer	45,000	—	49,436	—	—	94,436
Mark A. Cohen	57,000	80,000	—	—	—	137,000
Martin E. Hanaka	112,333	80,000	—	—	—	192,333
Isaac Kaufman	126,833	80,000	—	3,114	—	209,947
Dr. Joseph G. Morone	47,000	80,000	—	—	—	127,000
Lori Schafer	53,500	80,000	—	—	—	133,500
Michael B. Solow	99,333	80,000	—	—	—	179,333
Edmond Thomas	52,500	80,000	—	—	—	132,500

* Although Mr. Higgins also serves as a member of the Board, he does not receive any additional compensation for such service.

     Cash Compensation. Each Director who is not a salaried employee of the Company receives a $25,000 retainer per annum plus a $2,000 attendance fee for each Board Meeting attended and a $1,000 attendance fee for each committee meeting attended, except that the compensation for telephone conference meetings is $1,000 and $500 for committee telephone conference meetings. A committee chairperson receives an additional $5,000 retainer per year and the Audit Committee chairperson receives a $15,000 annual retainer. The Company may, in its discretion, determine to pay all or a portion of any annual retainer in shares of Common Stock, in lieu of cash and to make other discretionary grants of Common Stock to non-employee Directors from time to time.

     Directors Stock Option Plan. Each outside Director is entitled to participate in the Company’s 1990 Stock Option Plan for Non-Employee Directors (the “Directors Plan”). Currently, Messrs. Cohen, Hanaka, Kaufman, Morone, Schafer, Solow and Thomas participate in the Directors Plan. A total of 750,000 shares of Common Stock are reserved for issuance pursuant to non-qualified stock options (the “Director Options”) issued under such plan, and Director Options covering 378,994 shares of Common Stock have been granted and are outstanding.

     An initial grant of 15,000 Director Options is made to each new Director. In addition, on or about May 1 of each year, Directors receive grants of deferred shares of Common Stock (“Deferred Shares”) under the Directors Plan representing $80,000 in market value of Common Stock as of the date of grant. However, the number of Deferred Shares granted may be no greater than 15,000. The Deferred Share grants vest on the third anniversary of the date of grant. Prior to December 31, 2007, each Director elected to either receive Common Stock upon vesting or defer the receipt of such Common Stock until such person is no longer a Director; provided that Deferred Shares will immediately vest and be distributed upon (1) the death or permanent disability of a Director or (2) certain events amounting to a sale or reorganization of the Company. The Board of Directors is authorized, in its discretion, to grant additional Director Options or Common Stock awards to Directors Plan participants. During fiscal 2007, annual grants to outside Directors of 101,815 Deferred Shares were made.

     Retirement Plan. Prior to June 1, 2003 the Company provided the Board of Directors with a noncontribu-tory, unfunded retirement plan that paid a retired Director an annual retirement benefit equal to 60% of the annual retainer at the time of retirement plus a 3% annual increase through the final payment. Payments began at age 62 or retirement, whichever was later, and continued for 10 years or the life of the Director and his or her spouse, whichever period is shorter. Partial vesting in the retirement plan began after six years of continuous service. Participants became fully vested after 12 years of continuous service on the Board.

     As of June 1, 2003, new Directors were not covered by the retirement plan. Directors who were not yet vested in their retirement benefits had the present value of benefits already accrued converted to Deferred Shares under the Directors Plan. Directors that were fully or partially vested in their retirement benefits on June 1, 2003 were given a one time election to continue to participate in the retirement program or convert the present value of benefits already accrued to Deferred Shares under the Directors Plan as of June 1, 2003.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

     The primary objectives of the Company with respect to executive compensation are to (i) attract and retain the best possible executive talent, (ii) tie annual and long-term cash and stock incentives to achievement of measurable corporate and individual performance objectives, and (iii) align executives’ incentives with shareholder value creation.

     To achieve these objectives, the Compensation Committee maintains compensation plans that tie a portion of executives’ overall compensation to our financial performance, as measured against established goals.

   Components of Executive Compensation

     The Company’s compensation program for its named executive officers consists of the following components:

     Base Salary. Base salaries for our executives are established based on the scope of their responsibilities. Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.

     Annual Incentives. Our annual incentive bonus plan, approved by shareholders, provides for a cash bonus, dependent upon the level of achievement of the stated corporate goals and personal performance goals, calculated as a percentage of the officer’s base salary, with higher ranked executive officers being compensated at a higher percentage of base salary. The Compensation Committee approves the annual incentive award for the Chief Executive Officer and for each officer below the Chief Executive Officer level, based on the Chief Executive Officer’s recommendations. For 2008, the target bonus awards (as a percentage of base salary) will be as follows: Chief Executive Officer, 75%; Chief Operating Officer, 50%; Executive Vice President, 40%; Senior Vice President, 35%; and Vice President, 30%. Depending on the achievement of the predetermined targets, the annual bonus may be less than or greater than the target bonus. Maximum payout (as a percentage of base salary) for officers is as follows: Chief Executive Officer, 150%; Chief Operating Officer, 120%; Executive Vice President, 100%; Senior Vice President, 80%; and Vice President, 60%. Further information regarding the 2008 bonus opportunities to our named executives is set forth under ‘‘Grant of Equity and Incentive Plan Based Awards’’. Target bonus awards for 2008 will be paid based on the Company achieving EBITDA of $21 million.

     Long-Term Incentive Program. We believe that long-term performance is achieved through an ownership culture that encourages long-term performance by our executive officers through the use of stock-based awards. During 2005, our Board of Directors adopted and Shareholders’ approved the Long Term Share and Incentive Award Plan, which permits the grant of stock options, stock appreciation rights, restricted shares, restricted stock units, performance shares, and other stock-based awards. Historically the Company has granted equity awards to employees, including Executive Officers, each year. The determination of the size of any long-term equity compensation grant is made based on competitive factors and the attainment of strategic long term objectives. Equity compensation and stock ownership serve to link the net worth of Executive Officers to the performance of our common stock. In 2008, we intend to provide long-term awards through stock settled appreciation rights, which will vest based on continued employment.

     Retirement and Other Benefits. The Company’s benefits program includes retirement plans and group insurance plans. The objective of the program is to provide Executive Officers with reasonable and competitive levels of protection against the four contingencies (retirement, death, disability and ill health) which could interrupt the Executive Officer’s employment and/or income received as an active employee. Retirement plans, including the supplemental executive retirement plans that cover the Executive Officers, are designed to provide a competitive level of retirement income to Executive Officers and to reward them for continued service with the Company. The retirement program for Executive Officers consists of a supplemental executive retirement plan.

     The group insurance program consists of life, disability and health insurance benefit plans that cover all full-time management and administrative employees and the supplemental long-term disability plan, which covers Executive Officers and other Officers.

     Other Compensation. We continue to maintain modest executive benefits and perquisites for officers; however, the Compensation Committee in its discretion may revise, amend or add to the officer’s executive benefits and perquisites if it deems it advisable. We believe these benefits and perquisites are currently below median competitive levels for comparable companies.

REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee is responsible for the oversight of the Company’s compensation programs on behalf of the Board of Directors. In fulfilling this responsibility, we have reviewed and discussed with management the Compensation Analysis and Discussion set forth in this Proxy.

     Based on this review we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy for the 2008 Annual Meeting of Shareholders and filed with the Securities and Exchange Commission

Compensation Committee of the Board of Directors
Mark A. Cohen, Chairman
Martin E. Hanaka
Isaac Kaufman

Summary Compensation Table

     The following table sets forth information regarding compensation earned by our Chief Executive Officer, our Chief Financial Officer and two other most highly compensated Executive Officers:

							Non-Equity	Change in
					Stock	Option	Incentive Plan	Pension	All Other	Total
			Salary	Bonus	Awards	Awards	Compensation	Value	Compensation	Compensation
Name	Principal Position	Year	($)(1)	($)	($)(2)	($)(2)	($)(3)	($)(4)	($)(6)	($)
Robert J. Higgins	Chairman of the	2007	1,250,000	—	18,750	367,910	—	314,015	211,838	2,162,513
	Board and Chief	2006	1,274,038	—	—	740,333	—	573,170	223,035	2,810,576
	Executive Officer
James A. Litwak	President and	2007	450,000	—	9,375	330,029	—	40,429	1,904	831,737
	Chief Operating	2006	458,654	—	—	296,600	—	30,975	1,038	787,267
	Officer
Bruce J. Eisenberg	Executive Vice	2007	355,000	—	9,375	52,969	—	33,030	1,904	452,278
	President — Real	2006	359,327	—	—	102,634	—	48,059	3,442	513,462
	Estate
John J. Sullivan	Executive Vice	2007	361,827	—	9,375	52,969	—	88,695	1,904	514,770
	President — Chief	2006	359,327	—	—	102,634	—	95,639	3,442	561,042
	Financial Officer
	and Secretary

(1)	Salary represents amounts paid during fiscal year. Fiscal 2006 included a 53rd week.

(2)	Equity Assumptions: Reflect amounts expensed in the Company’s financial statements for stock options and stock awards (see footnote 1 to Consolidated Financial Statements contained in the Company’s Form 10-K for the fiscal year ended February 2, 2008).

(3)	Non-Equity Incentive Plan: Amounts we previously disclosed as “Bonus” in prior years under securities rules then in effect. Refer to the narrative following the Grants of Equity and Incentive Plan-Based Awards table on page 14 of this Proxy Statement for more details on non-equity incentive plan compensation.

(4)	Increase in Actuarial Value of Defined Benefit Pension: Includes an estimate of the 2007 increase in actuarial value of the named Executive Officers’ defined benefit pension plan benefit. These estimates were calculated by first determining the difference between the normal retirement age benefit accrued as of November 1, 2006 and the normal retirement age benefit accrued as of November 1, 2007. The narrative and footnotes following the Pension Benefits table on page 16 provide additional detail about the Company’s pension plans.

(5)	Includes the following payments the Company paid on behalf of the executives:

		Perquisites			Company
		and Other			Contributions to	Severance	Change in
		Personnel	Tax	Insurance	Retirement and	Payments/	Control
		Benefits	Reimbursements	Premiums	401(K)Plans	Accruals	Payments/
Name	Year	($)(1)	($)	($)	($)	($)	Accruals ($)	Total ($)
Robert J. Higgins	2007	59,934	—	150,000	1,904	—	—	211,838
	2006	69,106	—	150,000	3,929	—	—	223,035
James A. Litwak	2007	—	—	—	1,904	—	—	1,904
	2006	—	—	—	1,038	—	—	1,038
Bruce J. Eisenberg	2007	—	—	—	1,904	—	—	1,904
	2006	—	—	—	3,442	—	—	3,442
John J. Sullivan	2007	—	—	—	1,904	—	—	1,904
	2006	—	—	—	3,442	—	—	3,442

(1)	Perquisites for the Named Executive Officer include club dues ($9,718) and fees paid for a personal assistant ($50,216). The cost of perquisites was determined on the basis of aggregate incremental cost to the Company.

Employment Agreement

     During fiscal 2007, Mr. Higgins was employed as Chief Executive Officer of the Company pursuant to an employment agreement that expired on April 30, 2008. Pursuant to its terms, Mr. Higgins earned a minimum annual salary of $1,250,000, with annual increases based on performance, as determined by the Compensation Committee, provided however that such increase shall not be less than the percentage amount, if any, by which the Consumer Price Index for All Urban Consumers (the “CPI”) for all items for New York, New York as of April exceeds the CPI for the previous April. For 2007, Mr. Higgins elected to forgo his annual increase. Mr. Higgins was reimbursed for two club memberships and received payment of or reimbursement for life insurance premiums of $150,000 on insurance policies for the benefit of persons designated by Mr. Higgins. In addition, the Company provided Mr. Higgins with an automobile and Mr. Higgins participated in the Company’s executive bonus plan, health and accident insurance plans, equity compensation plans and in other fringe benefit programs adopted by the Company for the benefit of its executive employees.

     While a new contract is under consideration, Mr. Higgins is employed at will.

Severance Guidelines

     The Company also has severance guidelines that are applicable to Officers, including Executive Officers. Under those guidelines, which is subject to review and amendment by the Committee from time to time, an Officer whose employment is terminated by the Company as a result of a reduction in force, position elimination or a failure to keep pace with the strategic demands of his or her position and who executes a release in the form requested by the Company is generally entitled to continue to receive one week of salary continuation, and continued participation in other benefit plans, for each year of service, with a minimum of 13 weeks for Vice President level officers and 26 weeks for the President and a maximum of 26 weeks for Vice President level officers and 52 weeks for the President.

Grants of Equity and Incentive Plan-Based Awards

     The following table summarizes grants of plan-based awards made to each of the Named Executive Officers during the last fiscal year. All awards were stock settled appreciation rights which vest 50% after three years and 50% after four years. The Compensation Committee has approved target and maximum bonus opportunities (expressed as a percentage of salary) for our Named Executives for 2007, based upon achievement of corporate financial goals and achieving measurable individual annual performance objectives.

							All Other
						All Other	Option
						Stock	Awards;	Exercise or	Grant Date
			Estimated Future Payouts Under Equity			Awards;	Number of	Base Price	Fair Value
			Incentive Plan Awards			Number of	Securities	of Option	of Stock
		Approval	Threshold	Target	Maximum	Shares of	Underlying	Awards	and Option
Name	Grant Date	Date	($)	($)	($)	Stock (#)	Options (#)	($/Share)	Awards
Robert J. Higgins	5/1/2007	3/29/2007	—	—	—	9,091	—	—	50,000
	5/1/2006	5/1/2006	—	—	—	—	450,000	5.32	1,471,642

James A. Litwak	5/1/2007	3/29/2007	—	—	—	4,545	75,000	5.50	283,450
			—	—	—	—	—	—	—

Bruce J. Eisenberg	5/1/2007	3/29/2007	—	—	—	4,545	50,000	5.50	197,300
	5/1/2006	3/23/2006	—	—	—	—	50,000	5.32	175,865

John J. Sullivan	5/1/2007	3/29/2007	—	—	—	4,545	50,000	5.50	197,300
	5/1/2006	3/23/2006	—	—	—	—	50,000	5.32	175,865

Outstanding Equity Awards at Fiscal Year-end

     The table below summarizes the Named Executive Officers’ equity awards that were unvested or unexercised, as applicable, as of February 2, 2008.

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option	Option
	Options (#)	Options (#)	Exercise Price	Expiration
Name	Exercisable	Unexercisable	($)	Date
Robert J. Higgins	200,000	—	13.06	6/9/2009
	500,000	—	10.88	5/1/2010
	500,000	—	8.95	5/1/2011
	550,000	—	8.02	5/1/2012
	500,000	—	3.50	5/1/2013
	—	500,000	3.50	5/1/2013
	550,000	—	10.31	4/30/2014
	475,000	—	14.32	5/2/2015
	—	450,000	5.32	5/1/2016
James A. Litwak	100,000	200,000	7.10	10/24/2015
	—	75,000	5.50	5/1/2017
Bruce J. Eisenberg	22,500	—	17.79	5/1/2008
	75,000	—	15.25	5/3/2009
	50,000	—	10.88	5/1/2010
	50,000	—	8.95	5/1/2011
	60,000	—	8.02	5/1/2012
	150,000	—	3.50	5/1/2013
	60,000	—	10.31	4/30/2014
	50,000	—	14.32	5/2/2015
	—	50,000	5.32	5/1/2016
	—	50,000	5.50	5/1/2017
John J. Sullivan	22,500	—	17.79	5/1/2008
	75,000	—	15.25	5/3/2009
	50,000	—	10.88	5/1/2010
	50,000	—	8.95	5/1/2011
	60,000	—	8.02	5/1/2012
	150,000	—	3.50	5/1/2013
	60,000	—	10.31	4/30/2014
	50,000	—	14.32	5/2/2015
	—	50,000	5.32	5/1/2016
	—	50,000	5.50	5/1/2017

Fiscal 2007 Option Exercises and Stock Vested

     The following table summarizes options exercised and stock awards that vested during the last completed fiscal year.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares	Value
	Acquired on	Value Realized	Acquired on	Realized on
	Exercise	on Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)
Robert J. Higgins	—	—	—	—
James A. Litwak	—	—	—	—
Bruce J. Eisenberg	60,000	74,942	—	—
John J. Sullivan	—	—	—	—

Pension Benefits

     The Company maintains a non-qualified Supplemental Executive Retirement Plan (“SERP”) for certain Executive Officers of the Company. The SERP, which is unfunded, provides eligible executives defined pension benefits that supplement benefits under other retirement arrangements. The annual benefit amount is equal to 50% of the average of the participant’s base compensation for the five years prior to retirement plus the average of the three largest bonus payments for the last five years prior to retirement, to the extent vested. The Company has established a rabbi trust, the purpose is to be a source of funds to match respective funding obligations to participants in the SERP. As of February 2, 2008, total assets related to the Rabbi Trust were $5.3 million related to the cash surrender value of trust owned life insurance policies. The following table illustrates pension benefits accrued under the Supplemental Executive Retirement Plan:

		Number of	Present Value	Payments
		Years Credited	of Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)(1)	($)
Robert J. Higgins	Supplemental Executive	35	13,846,556	—
	Retirement Plan
James A. Litwak	Supplemental Executive	2	71,404	—
	Retirement Plan
Bruce J. Eisenberg	Supplemental Executive	14	540,278	—
	Retirement Plan
John J. Sullivan	Supplemental Executive	16	1,030,614	—
	Retirement Plan

(1)	The amounts shown in this column are based on the same assumptions used in preparation of the Company’s 2007 Consolidated Financial Statements, which are described in Notes 1 and 8 to the Company’s 2007 Consolidated Financial Statements.

Potential Payments Upon Termination or Change of Control

     The following table illustrates potential payments upon termination or change of control as of February 2, 2008:

		Involuntary				Change of
	Voluntary	For Cause	W/O Cause	Death	Disability	Control
Retirement Benefits(1)
Mr. Higgins	—	—	—	—	—	—
Mr. Litwak	—	—	—	1,173,415	1,173,415	1,173,415
Mr. Eisenberg	—	—	—	555,097	555,097	555,097
Mr. Sullivan	—	—	—	695,671	695,671	695,671
Equity(2)
Mr. Higgins	—	—	—	437,500	437,500	437,500
Mr. Litwak	—	—	—	—	—	—
Mr. Eisenberg	—	—	—	52,500	52,500	52,500
Mr. Sullivan	—	—	—	52,500	52,500	52,500
Severance Benefits(3)
Mr. Higgins	—	—	889,423	889,423	889,423	889,423
Mr. Litwak	—	—	225,000	225,000	225,000	225,000
Mr. Eisenberg	—	—	94,231	94,231	94,231	94,231
Mr. Sullivan	—	—	114,423	114,423	114,423	114,423
Health and Welfare Benefits(4)
Mr. Higgins	—	—	2,055	2,055	2,055	2,055
Mr. Litwak	—	—	1,444	1,444	1,444	1,444
Mr. Eisenberg	—	—	778	778	778	778
Mr. Sullivan	—	—	944	944	944	944

(1)	Under provisions of the Trans World Entertainment Supplemental Executive Retirement Plan, a participant would be fully vested in his pension benefit in the event of death or of a change in control of the Company. The estimated present value of the benefit increases due to the death or change in control provisions as of 2/2/2008 are presented. Additionally, all benefits under the Supplemental Executive Retirement Plan will be forfeited in the event of any of the following: competitive conduct during the 5 years following termination or at any time while in receipt of benefits; solicitation for employment or employment of company employees during the 5 years following ter- mination or at any time while in receipt of benefits (this clause is waived in the event of a change in control); disclosure of confidential information; or termination for cause.

(2)	Value as of February 2, 2008 of unvested option awards.

(3)	Severance provisions as provided by the Company’s severance guidelines as described above.

(4)	Anticipated costs of continuing life insurance, disability, medical, dental and hospitalization benefits for estimated severance period.

Deductibility of Compensation Expenses

     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public corporation for annual compensation over $1 million for its Chief Executive Officer or any of its four other highest paid Executive Officers. Qualifying performance based compensation will not be subject to the deduction limit if certain requirements are met. The Committee believes that it is necessary to pay salaries that are competitive within the industry and geographic region in order to continue to attract the types of executives needed to manage the business. Executive compensation is structured to avoid limitations on deductibility where this result can be achieved consistent with the Company’s compensation goals.

Compensation Committee Interlocks and Insider Participation

     There were no compensation committee interlocks during fiscal 2007. None of the Committee’s members was an officer or employee of the Company, a former officer of the Company, or a party to any relationship requiring disclosure under Item 404 of Regulation S-K.

RELATED PARTY TRANSACTIONS

     The Company leases its 181,300 square foot distribution center/office facility in Albany, New York from Robert J. Higgins, its Chairman and Chief Executive Officer and principal shareholder, under three capitalized leases that expire in the year 2015. The original distribution center/office facility was constructed in 1985. A 77,100 square foot distribution center expansion was completed in October 1989 on real property adjoining the existing facility. A 19,100 square foot office expansion was completed in September 1998 adjoining the existing facility.

     Under the three capitalized leases, dated April 1, 1985, November 1, 1989 and September 1, 1998 (the “Leases”), the Company paid Mr. Higgins an annual rent of $2.0 million in fiscal 2007. On January 1, 2008, the aggregate rental payment increased in accordance with the biennial increase in the Consumer Price Index, pursuant to the provisions of each lease. The next such increase will be effective January 1, 2010, and occurs every two years thereafter. None of the leases contains any real property purchase option at the expiration of its term. Under the terms of the Leases, the Company pays all property taxes, insurance and other operating costs with respect to the premises. Mr. Higgins’ obligation for principal and interest on his underlying indebtedness relating to the real property is approximately $1.1 million annually.

     The Company leases one of its retail stores from Mr. Higgins under an operating lease, with an annual rental of $40,000. Under the terms of the lease, the Company pays property taxes, maintenance and a contingent rental if a specified sales level is achieved. Total additional charges during fiscal 2007 were $3,800.

     The Company regularly charters an aircraft for Company business from Richmor Aviation, an unaffiliated corporation which leases an aircraft owned by Mr. Higgins. Payments to Richmor Aviation were $29,000 in 2007. The Company believes that the charter rates and terms are as favorable to the Company as those generally available to it from other commercial charters.

     Mark Higgins, the son of Robert J. Higgins was employed with the Company as Vice President —Merchandising Video, Video Games, Electronics and Accessories. During 2007, Mark Higgins received $211,407 in cash compensation and was granted 7,750 stock settled appreciation rights.

     The Board has assigned responsibility for reviewing related party transactions to its Audit Committee. The Audit Committee has adopted a written policy pursuant to which all transactions between the Company or its subsidiaries and any Director or Officer must be submitted to the Audit Committee for consideration prior to the consummation of the transaction. The Audit Committee reports to the Board, for its review, on all related party transactions considered. The transactions that were entered into with an “interested Director” were approved by a majority of disinterested Directors of the Board of Directors, either by the Audit Committee or at a meeting of the Board of Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 generally requires the Company’s Directors, Executive Officers and persons who own more than ten percent of the registered class of the Company’s equity securities to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission. Based solely upon its review of the copies of such reports received by it, or upon written representations obtained from certain reporting persons, the Company believes that all Section 16(a) filing requirements applicable to its officers, Directors, and greater than ten percent stockholders were complied with.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors and monitors the Company’s efforts to comply with certain aspects of the Sarbanes-Oxley Act of 2002. The Audit Committee of the Board has reviewed and discussed the Company’s audited financial statements with the Company’s Management and its independent accountants, KPMG, LLP. Management is responsible for the financial statements and the underlying financial reporting processes, including the system of internal controls. The Audit Committee has discussed with KPMG LLP, the Company’s independent accountants, the matters required to be discussed under professional auditing standards. The Audit Committee also has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) and has discussed with KPMG LLP the independence of such independent accounting firm. The Committee has also considered whether the independent accountants’ provision of information technology and other non-audit services to the Company is compatible with the accountants’ independence.

     The Audit Committee also discussed with the Company’s internal auditors and with KPMG LLP the overall scope and plans for their respective audits. The Audit Committee meets periodically with the Company’s internal auditors and with KPMG LLP, with and without management present, to discuss the results of their examinations, the evaluation of the Company’s internal controls and the overall quality and transparency of the Company’s financial reporting. Based on its review and discussions referred to above, The Audit Committee recommended to the Board that the audited financial statements for the fiscal year ended February 2, 2008 be included in the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended February 2, 2008.

Audit Committee of the Board of Directors
Isaac Kaufman (Chairman)
Lori Schafer
Edmond Thomas

OTHER MATTERS

     Other Items. Management knows of no other items or matters that are expected to be presented for consideration at the meeting. If other matters properly come before the meeting, however, the persons named in the accompanying proxy intend to vote thereon in their discretion.

     Proxy Solicitation. The Company will bear the cost of the meeting and the cost of soliciting proxies, including the cost of mailing the proxy materials. In addition to solicitation by mail, Directors, officers, and regular employees of the Company (none of whom will be specifically compensated for such services) may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage houses and other custodians, nominees, and fiduciaries to forward proxies and proxy materials to their principals, and the Company will reimburse them for their ordinary and necessary expenses.

     Independent Accountants. The Board of Directors currently intends to select KPMG LLP as independent accountants for the Company for the fiscal year ending January 31, 2009. KPMG LLP has acted as accountants for the Company since 1994, when it purchased the Albany practice of Ernst & Young, the Company’s accountants since 1985. Representatives of KPMG LLP will be present at the Annual Meeting of Shareholders and available to make statements to and respond to appropriate questions of shareholders.

     The appointment of independent accountants is approved annually by the Board of Directors. The decision of the Board is based on the recommendation of the Audit Committee, which reviews and approves in advance the audit scope, the types of non-audit services, and the estimated fees for the coming year. The Audit Committee also reviews and approves non-audit services to ensure that they will not impair the independence of the accountants.

     Before making its recommendation to the Board for appointment of KPMG LLP, the Audit Committee carefully considered that firm’s qualifications as independent accountants for the Company. This included a review of its performance in prior years, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with KPMG LLP in all of these respects. The Audit Committee’s review included inquiry concerning any litigation involving KPMG LLP and any proceedings by the Securities and Exchange Commission (the “SEC”) against the firm. In this respect, the Audit Committee has concluded that the ability of KPMG LLP to perform services for the Company is in no way adversely affected by any such investigation or litigation. The following is a description of the fees billed to the Company by KPMG LLP for fiscal years 2007 and 2006.

     Audit Fees. Audit fees include fees paid by the Company to KPMG LLP in connection with the annual audit of the Company’s consolidated financial statements and KPMG LLP’s review of the Company’s interim financial statements. Audit fees also include fees for services performed by KPMG LLP that are closely related to the audit and in many cases could only be provided by independent accountants. Such services include comfort letters and consents related to SEC registration statements and certain reports relating to the Company’s regulatory filings. The aggregate fees billed to the Company by KPMG LLP for audit services rendered to the Company and its subsidiaries for fiscal years 2007 and 2006 totaled $710,000 and $750,000, respectively.

     Audit Related Fees. Audit related services include due diligence and audit services related to employee benefit plan audits and certain attest services. The aggregate fees billed to the Company by KPMG LLP for audit related services rendered to the Company and its subsidiaries for fiscal years 2007 and 2006 totaled $18,900 and $210,000, respectively. The fees for 2006 included costs related to the Musicland acquisition.

     Tax fees. Tax fees include corporate tax compliance and counsel and advisory services. Deloitte and Touche LLP was the Company’s primary tax advisor in 2007. KPMG didn’t receive any fees for tax services in the last two years.

     Each year, the Company reviews its existing practices regarding the use of its independent accountants to provide non-audit and consulting services, to ensure compliance with recent SEC proposals. The Company has a policy which provides that the Company’s independent accountants may provide certain non-audit services which do not impair the accountants’ independence. In that regard, the Audit Committee must pre-approve all audit services provided to the Company, as well as non-audit services provided by the Company’s independent accountants. This policy is administered by the Company’s senior financial management, which reports throughout the year to the Audit Committee.

     Financial Statements. The Company’s 2007Annual Report to Shareholders (which does not form a part of the proxy solicitation material), including financial statements for the fiscal year ended February 2 2008 is being sent concurrently to shareholders. If you have not received or had access to the 2007Annual Report to Shareholders, you may request a copy by writing to: Trans World Entertainment Corporation, Attention: Treasurer, 38 Corporate Circle, Albany, NY 12203, and a copy will be sent to you free of charge.

SUBMISSION OF SHAREHOLDER PROPOSALS

     Shareholders of the Company wishing to include proposals in the proxy material relating to the Annual Meeting of the Company to be held in 2009 must submit the same in writing so as to be received at the executive offices of the Company on or before January 15, 2009. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to shareholders’ proposals. Proposals should be addressed to John J. Sullivan, Secretary, Trans World Entertainment Corporation, 38 Corporate Circle, Albany, NY 12203. No such proposals were received with respect to the annual meeting scheduled for July 1, 2008.

By order of the Board of Directors,

John J. Sullivan,
Secretary

June 3, 2008

	Please	☐
Trans World Entertainment Corporation	Mark Here
for Address
Change or
Comments
SEE REVERSE SIDE

The Board of Directors recommends a vote FOR item 1.

Item 1-ELECTION OF DIRECTORS		Item 2-In their discretion, the Proxies are authorized to vote upon all other
Nominees:		matters that properly may be presented at the meeting.
01 Martin E. Hanaka
02 Isaac Kaufman
WITHHELD
FOR	FOR ALL
☐	☐

WITHHELD FOR: (Write that nominee’s name in the space provided below).		Plan to Attend Meeting ☐

Signature	Signature	Date
NOTE: Please sign as name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

TRANS WORLD ENTERTAINMENT CORPORATION

     The undersigned hereby appoints Robert J. Higgins and John J. Sullivan proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Trans World Entertainment Corporation standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held July 1, 2008 or any adjournment thereof.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1.

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